Exhibit 10.5

AELUMA, INC.
2021 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement
(Employees)

Aeluma, Inc. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an Award of Restricted Stock Units (“Units”) on the terms shown in the table below. The terms and conditions of this Restricted Stock Unit Award are set forth in this Award Agreement, consisting of this cover page and the Restricted Stock Unit Award Agreement Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Award Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [●]
No. of Restricted Stock Units: [●]	Grant Date: __________, 20__
Vesting Schedule:

By signing or otherwise authenticating this cover page, you agree to all of the terms and conditions contained in this Award Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

PARTICIPANT:	AELUMA, INC.

By:
Title:

AELUMA, INC.
2021 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement
(Employees)

Terms and Conditions

1.	Grant of Restricted Stock Units. The Company hereby grants to you on the Grant Date that number of Units equal to the “Number of Restricted Stock Units” specified on the cover page of this Award Agreement. Each Unit represents the right to receive one Share. The Units and your right to receive Shares in settlement of the Units under this Award Agreement shall be subject to forfeiture as provided in Section 2(b) until satisfaction of the vesting conditions set forth in Section 2(a).

2.	Vesting and Forfeiture of RSUs.

(a)	Each Award will vest as to the number of Units and on the dates specified in the Vesting Schedule on the cover page to this Award Agreement (each, a “Vesting Date”), so long as you continue to provide services to the Company and its Affiliates as an Employee, Director, or Consultant (“Service”).

(b)	Except as otherwise expressly provided in this Award Agreement or the Plan, if you cease to continue providing Service to the Company or any Affiliate, then this Award shall terminate and all Units subject to this Award that have not yet vested shall be forfeited by you.

3.	Nature of Units. The Units granted pursuant to this Award Agreement are bookkeeping entries only and do not entitle you to any dividends, dividend equivalents, voting or other rights of a shareholder of the Company rights of a holder of the Company’s common stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of Units subject to this Award Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 4.

4.	Settlement of Units. As soon as practicable after any Units vest, but no later than the March 15th following the calendar year in which a Vesting Date occurs, the Company shall, after the Company has determined that all other conditions to your receipt of Shares, including satisfaction of withholding tax obligations as provided in Section 8,and compliance with applicable laws as provided in Section 5, have been satisfied, cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. No fractional Share shall be issued, and the number of Shares subject to settlement will be rounded down to the nearest whole Share. Delivery of the Shares shall be effected by the issuance of issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by you, or book-entry registration of such Shares with the Company’s transfer agent, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Award Agreement, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding the foregoing, if so determined by the Committee in its sole discretion, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting of the Units occurs) of the Shares otherwise issuable in settlement of the vested Units, net of any amount required to satisfy withholding tax obligations as provided in Section 8.

5.	Compliance with Laws. Shares may be issued in settlement of this Award only if the issuance complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws. Notwithstanding any other provision of this Award Agreement, you may not sell the Shares acquired pursuant to this Award unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act.

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6.	Transfer of Units. You may not assign or transfer the Units other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(g)(iv) of the Plan. Following any such transfer, the Units shall continue to be subject to the same terms and conditions that were applicable to the Units immediately prior to their transfer. Any attempted transfer in violation of this Section 6 shall be void and without effect.

7.	No Right to Continued Service. This Award Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Award Agreement.

8.	Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations (but not to exceed the maximum individual statutory tax rate in the applicable jurisdiction), and otherwise agree to satisfy such obligations in accordance with the provisions of Section 8(c) of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a Fair Market Value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to a Vesting Date. If net withholding is the method by which such withholding obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the withholding obligations and, unless the Company determines otherwise, no refund will be made to you for the value of the portion of a Share, if any, withheld in excess of the withholding obligations.

9.	Notices. Every notice or other communication relating to this Award Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the party designated by the Company, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still providing Service to the Company or any Affiliate, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.

10.	Governing Plan Document. This Award Agreement and the Units are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Award Agreement and the Plan, the provisions of the Plan will govern, except as expressly overridden or amended in this Award Agreement.

11.	Choice of Law. This Award Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Award Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

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13.	Section 409A of the Code. The payments and benefits provided pursuant to this Award Agreement are intended to be exempt from, or comply with, Section 409A of the Code (“Section 409A”), and to the maximum extent permitted this Award Agreement will be interpreted and administered in accordance with this intent. If any amount is payable under this Award Agreement upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as you have experienced a “separation from service” as the term is defined in Treas. Reg. § 1.409A-l(h) (a “Separation from Service”). Each amount to be paid or benefit to be provided under this Award Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement during the six (6) month period immediately following your Separation from Service shall instead be paid on the first business day after the date that is six (6) months following your Separation from Service (or, if earlier, your date of death).

14.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and may request your acceptance of this Award Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) or electronic system established and maintained by the Company or the Company’s third-party stock plan administrator.

15.	Compensation Recovery Policy. This Award, the Units, cash or Shares issued in settlement under this Award, and any other compensation associated therewith is subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or any committee thereof, including but not limited to in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, and any listing rules and regulations implementing the foregoing, or as otherwise required by law. This Award Agreement will be automatically amended to comply with any such compensation recovery policy.

By signing the cover page of this Award Agreement or otherwise accepting this Award Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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